EXHIBIT 3.3

CERTIFICATE OF MERGER

OF

OSI SYSTEMS, INC.

(a California corporation)

WITH AND INTO

OSI SYSTEMS, INC.

(a Delaware corporation)

OSI Systems, Inc., a corporation organized and existing under the laws of Delaware hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations are:

(a) OSI Systems, Inc., a California corporation (“OSI California”); and

(b) OSI Systems, Inc., a Delaware corporation (“OSI Delaware”).

2. An Agreement and Plan of Merger dated as of March 5, 2010 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of OSI California and OSI Delaware in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware

3. The surviving corporation is OSI Delaware (the “Surviving Corporation”).

4. The Certificate of Incorporation of OSI Delaware shall be the Certificate of Incorporation of the Surviving Corporation.

5. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 12525 Chadron Avenue, Hawthorne, CA 90250.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of OSI California or stockholder of OSI Delaware.

7. The authorized capital stock of OSI California is 110,000,000 shares, 100,000,000 of which are designated Common Stock, no par value and 10,000,000 of which are designated Preferred Stock, no par value.

IN WITNESS WHEREOF, OSI Delaware has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, on the 5th day of March, 2010.

OSI SYSTEMS, INC., a Delaware corporation

/s/ Deepak Chopra
Deepak Chopra President and Chief Executive Officer

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